Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2016

SAN FRANCISCO--(BUSINESS WIRE)--August 8, 2016--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the second quarter of 2016.

Highlights

  CAI reported revenue for the second quarter of 2016 of $71.6 million, an increase of $12.3 million compared to the second quarter of 2015. The increase in revenue was primarily due to growth in our logistics business. Lease-related revenue for the second quarter of 2016 was $59.3 million, compared to $59.4 million in the second quarter of 2015.
  Net income attributable to CAI common stockholders for the second quarter of 2016 was $3.8 million, or $0.19 per fully diluted share.
  The results for the second quarter of 2016 reflect a total of $5.1 million for impairment charges and loss on sale of containers.
  Average container utilization for our fleet during the second quarter of 2016 was 92.8% (on a CEU basis) compared to 93.3% for the second quarter of 2015, and 91.2% for the first quarter of 2016. On July 31, 2016 utilization was 93.3%.
  Average container utilization for our owned fleet during the second quarter of 2016 was 93.6% (on a CEU basis) compared to 94.3% for the second quarter of 2015, and 92.0% for the first quarter of 2016. On July 31, 2016 utilization of the owned fleet was 94.0%.
  Average railcar utilization during the second quarter of 2016 was 95.4% compared to 94.3% for the second quarter of 2015, and 96.3% for the first quarter of 2016.
  During the second quarter of 2016, CAI increased the number of railcars in its fleet to 5,936, with the purchase of 597 new and used railcars for $56.5 million.
  Rental revenue from CAI’s railcar assets was $7.6 million during the second quarter of 2016, an increase of 102% compared to the second quarter of 2015, and an increase of 5% compared to the first quarter of 2016.
  On June 1, 2016 CAI acquired Hybrid Logistics, Inc. and its affiliate company, General Transportation Services, Inc. (collectively, Hybrid) for approximately $12 million, a portion of which is based on the future performance of Hybrid.
  Logistics revenue for the second quarter of 2016 was $12.4 million, primarily due to the acquisition of ClearPointt Logistics LLC (ClearPointt) in July 2015, Challenger Overseas, LLC (Challenger) in February 2016 and Hybrid in June 2016.
  Under the previously approved share repurchase program, CAI has repurchased approximately 900,000 shares in 2016 at an average price of $8.35 per share.

Revenue for the second quarter of 2016 was $71.6 million, compared to $59.4 million for the second quarter of 2015, an increase of 21%. Revenue from CAI’s railcar assets increased over the same period by $3.8 million to $7.6 million as a result of growth in the railcar fleet, whereas revenue from the container leasing business decreased by $4.2 million to $51.2 million, reflecting a reduction in utilization and lease rates during the period. Logistics revenue for the second quarter of 2016 was $12.4 million, primarily arising from our acquisitions during the past twelve months.

Net income attributable to CAI common stockholders for the second quarter 2016 was $3.8 million, or $0.19 per fully diluted share, compared to $12.9 million, or $0.60 per fully diluted share, for the second quarter of 2015.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “Our financial results reflect the challenging environment we faced during the quarter, including weak economic growth and low container sale prices. For the second quarter of 2016, we reported net income of $3.8 million, or $0.19 per fully diluted share. Leasing demand for containers has increased over the course of the year, resulting in our average container utilization increasing from 91.2% in the first quarter to 92.8% in the second quarter. Total fleet utilization at the end of July was 93.3%, and 94.0% in our owned fleet. The improvement in utilization reflects some moderate seasonal improvement in container demand and the ongoing effort we are making to sell older units from the fleet. Our focus will be to continue to increase utilization by positioning assets for lease and selling older units out of the fleet. Our results during the quarter reflect $5.1 million of impairment charges and loss on sale of containers during the quarter.

“Container prices remain low by historical standards, resulting in a loss on sale of containers during the quarter. We have continued to focus on selling the oldest and most damaged units in our fleet as we do not expect those units to be placed on lease. We also continue to position assets into markets where we can achieve a better sale price and we have been effective at improving the average realization on our sale containers as a result of those efforts. We expect container sales prices in the third quarter to remain low by historical standards considering the level of available equipment for sale and the current low price of new equipment.

“We believe that overall supply and demand for leasing containers is relatively in balance with inventory levels for new factory equipment estimated by us at approximately 700,000 TEU and utilization of lessors remaining relatively high. We have had a material decline in available equipment for lease in China and in some locations we have almost no leasable equipment for certain equipment types. Per diem rates on leases remain aggressive considering the overall moderate demand for leasing containers during the quarter. However, we believe that because of the low per diem rates there has been more limited investment in new equipment by leasing companies. Moreover, shipping lines have been operating during the quarter with weak freight rates due to moderate demand globally and an ongoing excess supply of ships. As a result, we believe that shipping lines have also limited their investment in new containers.”

Mr. Garcia continued, “The U.S. railcar market has also been challenged this quarter due to the continued high rail velocity that resulted in part from lower shipments of coal, and reduced domestic fracking activity that affects crude tank and sand car shipments. Most of our railcar fleet is under long term contracts and so we expect the current environment to have limited impact on our financial results. However, rental rates on new railcars are aggressive as deliveries of new equipment from prior backlogs put pressure on those rates.

“During the quarter we enhanced our logistics capabilities with the addition of Hybrid. With their in-house truck brokerage capabilities, we believe we are able to leverage all of the relationships and services within our logistics business to increase revenue as well as find opportunities to improve the efficiencies of our container assets. The overall demand across our logistics services has also been weak due to the moderate growth in freight movements. However, because of the potential in our business and our relative size, we expect to continue to grow this segment with our existing infrastructure despite the weak overall environment.”

Mr. Garcia concluded, “The markets we operate in remain challenged due to the weak overall economic environment. Lower container prices continue to put pressure on rental rates, and have resulted in us reporting impairment charges and loss on sale of equipment that has reduced our profitability compared to prior periods. We are working through these challenges. Despite the difficult environment, we have made significant progress in enhancing our logistics capabilities and diversifying our business. We are continuing to improve our utilization each quarter and our enhanced capabilities allow us to optimize our financial returns during this weak economic period. Our growing logistics capabilities create several opportunities to add shareholder value and increase returns as the economic environment improves and we believe it differentiates our company from our competitors.

“Our priority during this weak economic period is to maximize the return on the capital we already have committed through higher utilization and sale of low returning equipment. We have continued our share repurchase program, and have repurchased 900,000 shares in the year-to-date. We do not currently believe that returns in general for new investment are attractive and we will continue to focus on reducing debt and additional opportunities to repurchase our shares.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash	$15,723	$17,447
Cash held by variable interest entities	15,903	35,106
Accounts receivable, net of allowance for doubtful accounts of $966 and $548 at June 30, 2016 and December 31, 2015, respectively	69,013	55,284
Current portion of direct finance leases	24,449	21,158
Prepaid expenses and other current assets	2,377	2,155
Total current assets	127,465	131,150
Restricted cash	6,702	7,212
Rental equipment, net of accumulated depreciation of $385,571 and $349,810 at June 30, 2016 and December 31, 2015, respectively	1,795,851	1,748,211
Net investment in direct finance leases	78,066	82,210
Goodwill	15,482	2,905
Intangible assets, net of accumulated amortization of $1,512 and $1,237 at June 30, 2016 and December 31, 2015, respectively	10,860	1,223
Furniture, fixtures and equipment, net of accumulated depreciation of $2,805 and $2,027 at June 30, 2016 and December 31, 2015, respectively	701	674
Total assets	$2,035,127	$1,973,585

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$14,417	$11,962
Accrued expenses and other current liabilities	10,135	4,813
Due to container investors	6,528	5,801
Unearned revenue	12,085	11,990
Current portion of debt	89,159	169,596
Rental equipment payable	21,159	10,901
Total current liabilities	153,483	215,063
Debt	1,360,574	1,249,057
Deferred income tax liability	51,627	48,204
Other long term liabilities	3,500	-
Total liabilities	1,569,184	1,512,324

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,317,984 and 20,132,706 shares at June 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	142,295	148,523
Accumulated other comprehensive loss	(7,012)	(7,922)
Retained earnings	330,658	319,735
Total CAI stockholders' equity	465,943	460,338
Non-controlling interest	-	923
Total stockholders' equity	465,943	461,261
Total liabilities and stockholders' equity	$2,035,127	$1,973,585

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue
Container lease income	$51,160	$55,326	$102,074	$109,646
Rail lease income	7,591	3,753	14,848	6,668
Logistics revenue	12,382	-	20,546	-
Management fee revenue	509	287	1,140	1,544
Total revenue	71,642	59,366	138,608	117,858

Operating expenses
Depreciation of rental equipment	24,494	22,029	47,528	43,252
Storage, handling and other expenses	9,323	6,994	18,374	13,759
Logistics transportation costs	10,140	-	17,082	-
Loss (gain) on sale of used rental equipment	3,894	192	4,627	(165)
Administrative expenses	8,933	7,017	17,683	14,228
Total operating expenses	56,784	36,232	105,294	71,074

Operating income	14,858	23,134	33,314	46,784

Other expenses
Net interest expense	10,545	9,047	20,538	17,825
Other expense	192	100	322	59
Total other expenses	10,737	9,147	20,860	17,884

Net income before income taxes and non-controlling interest	4,121	13,987	12,454	28,900
Income tax expense	361	1,057	1,494	2,399

Net income	3,760	12,930	10,960	26,501
Net income attributable to non-controlling interest	3	41	37	70
Net income attributable to CAI common stockholders	$3,757	$12,889	$10,923	$26,431

Net income per share attributable to CAI common stockholders
Basic	$0.19	$0.61	$0.56	$1.26
Diluted	$0.19	$0.60	$0.56	$1.24

Weighted average shares outstanding
Basic	19,372	21,095	19,577	21,000
Diluted	19,449	21,398	19,646	21,346

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net income	$10,960	$26,501
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	47,686	43,466
Amortization of debt issuance costs	1,453	1,338
Amortization of intangible assets	274	129
Stock-based compensation expense	908	969
Unrealized loss on foreign exchange	113	170
Loss (gain) on sale of used rental equipment	4,627	(165)
Loss on disposal of subsidiary	146	-
Deferred income taxes	1,241	429
Bad debt expense	162	193
Changes in other operating assets and liabilities:
Accounts receivable	(8,376)	2,096
Prepaid expenses and other assets	31	(2,273)
Accounts payable, accrued expenses and other current liabilities	483	(2,675)
Due to container investors	727	(4,193)
Unearned revenue	88	3,216
Net cash provided by operating activities	60,523	69,201
Cash flows from investing activities
Purchase of rental equipment	(130,239)	(236,878)
Acquisitions, net of cash acquired	(15,729)	-
Net proceeds from sale of used rental equipment	29,944	28,133
Proceeds from disposal of subsidiary, net of cash disposed of	(460)	-
Purchase of furniture, fixtures and equipment	(49)	(49)
Receipt of principal payments from direct financing leases	11,778	10,504
Net cash used in investing activities	(104,755)	(198,290)
Cash flows from financing activities
Proceeds from debt	291,990	236,831
Principal payments on debt	(261,413)	(104,714)
Debt issuance costs	(941)	(1,662)
Decrease in restricted cash	510	509
Repurchase of stock	(7,117)	-
Exercise of stock options	-	4,645
Excess tax benefit from share-based compensation awards	-	1,006
Net cash provided by financing activities	23,029	136,615
Effect on cash of foreign currency translation	276	(217)
Net (decrease) increase in cash	(20,927)	7,309
Cash at beginning of the period	52,553	53,821
Cash at end of the period	$31,626	$61,130

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of June 30,
			2016	2015

Owned container fleet in TEUs			956,389	966,459
Managed container fleet in TEUs			180,900	222,140
Total container fleet in TEUs			1,137,289	1,188,599

Owned container fleet in CEUs			1,019,421	1,008,050
Managed container fleet in CEUs			162,618	200,925
Total container fleet in CEUs			1,182,039	1,208,975

Owned railcar fleet in units			5,936	3,671

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Average Utilization
Container fleet utilization in CEUs	92.8%	93.3%	92.0%	93.4%
Owned container fleet utilization in CEUs	93.6%	94.3%	92.8%	94.3%
Railcar fleet utilization in units	95.4%	94.3%	95.8%	94.0%

			As of June 30,
			2016	2015
Period Ending Utilization
Container fleet utilization in CEUs			93.3%	92.7%
Owned container fleet utilization in CEUs			94.0%	93.7%
Railcar fleet utilization in units			94.6%	95.6%

Utilization is computed by dividing total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs, excluding new units not yet leased and off-hire units designated for sale.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the second quarter of 2016 will be held on Monday, August 8, 2016 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q2 2016 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of June 30, 2016, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 5,936 railcars that it leases within North America. CAI operates through 24 offices located in 13 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, benefits and synergies expected from the acquisitions of ClearPointt, Challenger and Hybrid. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com